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                                                                    EXHIBIT 11.0

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                        CLAREMONT TECHNOLOGY GROUP, INC.
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
                                               YEAR ENDED JUNE 30,
                      ----------------------------------------------------------------------
                               1993                    1994                    1995
                      ----------------------  ----------------------  ----------------------
                                    FULLY                   FULLY                   FULLY
                       PRIMARY     DILUTED     PRIMARY     DILUTED     PRIMARY     DILUTED
                      ----------  ----------  ----------  ----------  ----------  ----------
Weighted Average
 Shares Outstanding
 for the Period.....   3,917,209   3,917,209   3,939,816   3,939,816   4,117,359   4,117,359
Common Stock
 Equivalents Using
 the Modified
 Treasury Stock
 Method.............   1,346,906   1,346,905   1,797,639   1,797,639   2,669,309   2,669,309
Common Stock
 Equivalents Added
 Pursuant to SAB
 83.................     531,894     531,894     531,894     531,894     531,894     531,894
                      ----------  ----------  ----------  ----------  ----------  ----------
Total Shares Used
 for Per Share
 Calculations.......   5,796,009   5,796,008   6,269,349   6,269,349   7,318,562   7,318,562
                      ----------  ----------  ----------  ----------  ----------  ----------
                      ----------  ----------  ----------  ----------  ----------  ----------
Net Income..........  $1,590,956  $1,590,956  $1,452,325  $1,452,325  $2,146,612  $2,146,612
Adjustment to Net
 Income Under the
 Modified Treasury
 Stock Method.......      21,598      15,468      36,053      35,796      97,955      94,669
                      ----------  ----------  ----------  ----------  ----------  ----------
Net Income as
 Adjusted...........  $1,612,554  $1,606,424  $1,488,378  $1,488,121  $2,244,567  $2,241,281
                      ----------  ----------  ----------  ----------  ----------  ----------
                      ----------  ----------  ----------  ----------  ----------  ----------
Net Income Per
 Share..............  $     0.28  $     0.28  $     0.24  $     0.24  $     0.31  $     0.31

                            NINE MONTH PERIOD ENDED MARCH 31,
                      ----------------------------------------------

                               1995                    1996
                      ----------------------  ----------------------
                                    FULLY                   FULLY
                       PRIMARY     DILUTED     PRIMARY     DILUTED
                      ----------  ----------  ----------  ----------
Weighted Average
 Shares Outstanding
 for the Period.....   4,079,054   4,079,054   4,524,574   4,524,574
Common Stock
 Equivalents Using
 the Modified
 Treasury Stock
 Method.............   2,604,024   2,604,024   2,605,120   2,491,171
Common Stock
 Equivalents Added
 Pursuant to SAB
 83.................     531,894     531,894     531,894     531,894
                      ----------  ----------  ----------  ----------
Total Shares Used
 for Per Share
 Calculations.......   7,214,972   7,214,972   7,661,588   7,547,639
                      ----------  ----------  ----------  ----------
                      ----------  ----------  ----------  ----------
Net Income..........  $1,742,542  $1,742,542  $2,205,808  $2,205,808
Adjustment to Net
 Income Under the
 Modified Treasury
 Stock Method.......      65,013      62,958      47,723      41,718
                      ----------  ----------  ----------  ----------
Net Income as
 Adjusted...........  $1,807,555  $1,805,500  $2,253,531  $2,247,526
                      ----------  ----------  ----------  ----------
                      ----------  ----------  ----------  ----------
Net Income Per
 Share..............  $     0.25  $     0.25  $     0.29  $     0.30
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